Exhibit 10.2

FORM OF

TAX MATTERS AGREEMENT

by and between

Western Digital Corporation

and

Sandisk Corporation

Dated as of [•]

i

ARTICLE VI

TAX CONTESTS

6.1	Notice	18
6.2	Separate Returns	19
6.3	Joint Returns	19
6.4	Tax Contests Related to the Tax-Free Status of the Transactions	19
6.5	Obligation of Continued Notice	19
6.6	Settlement Rights	19

ARTICLE VII

COOPERATION

7.1	General	20
7.2	Consistent Treatment	21

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	21
8.2	Access to Tax Records	21

ARTICLE IX

DISPUTE RESOLUTION

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Effective Date	22
10.2	Entire Agreement	22
10.3	Governing Law	22
10.4	Specific Performance; Jurisdiction	23
10.5	Waiver of Jury Trial	24
10.6	Notices	24
10.7	Amendments and Waivers	25
10.8	Termination	25
10.9	No Third-Party Beneficiaries	25
10.10	Assignability; Binding Effect	25
10.11	Survival	26
10.12	Construction	26
10.13	Severability	27
10.14	Counterparts	27

ii

EXHIBITS

Exhibit A	Allocation of Certain Tax Liabilities
Exhibit B	Tax-Free Status of the Transactions

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [•], between Western Digital Corporation, a Delaware corporation (“WDC”) and Sandisk, a Delaware corporation (“Spinco” and, together with WDC, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, WDC, directly and indirectly through its wholly owned Subsidiaries, is engaged in the Flash Business;

WHEREAS, the board of directors of WDC (the “WDC Board”) has determined that it is in the best interests of WDC and WDC’s stockholders to separate the Flash Business from the other businesses of WDC (the “Separation” and such other businesses, collectively, the “Non-Flash Business”) and divest the Flash Business in the manner contemplated by the Separation Agreement and Ancillary Agreements;

WHEREAS, Spinco has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Separation;

WHEREAS, in order to effect the Separation, WDC has undertaken and will undertake the Internal Restructuring and, in connection therewith, effect the Spinco Contribution and, in exchange therefor, Spinco shall (i) issue to WDC additional shares of Spinco Common Stock and (ii) pay the Spinco Dividend to WDC;

WHEREAS, on the terms and subject to the conditions set forth in the Separation Agreement, following the completion of the Internal Restructuring and Spinco Contribution and payment of the Spinco Dividend, WDC shall own all of the issued and outstanding shares of Spinco Common Stock and shall effect the distribution of 80.1% of such outstanding shares of Spinco Common Stock to the holders of WDC Common Stock in accordance with Section 3.1 of the Separation Agreement (the “Distribution”);

WHEREAS, following the Distribution, WDC shall undertake one or more Subsequent Distributions with respect to the Retained Stock, each as defined and set forth in the Separation Agreement;

WHEREAS, for U.S. federal income Tax purposes, (i) it is intended that the Spinco Contribution, taken together with the Distribution, qualifies for non-recognition of gain and loss pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code and (ii) the Separation Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations § 1.368-2(g); and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Action” shall have the meaning set forth in the Separation Agreement.

“Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Flash Business conducted by the Specified Spinco Group Member that is relied upon in the Tax Opinions for purposes of qualifying the Distribution, the First Internal Distribution, the Second Internal Distribution and the Third Internal Distribution as tax-free pursuant to Section 355 of the Code as set forth on Exhibit B hereto.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, except that in the case of any such Taxes attributable to an equity interest in any partnership or other “flowthrough” entity, the Taxes of the relevant owner of such equity interest shall be determined as if the Tax Period of such partnership or other “flowthrough” entity ended as of the close of business on the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending at the close of the Distribution Date and the period beginning after the Distribution Date in proportion to the number of days in each Tax Period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” means any Taxes incurred solely as a result of the failure of all or any portion of the Internal Restructuring, the Spinco Contribution or the Distribution to qualify for the Tax-Free Status of the Transactions.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Excluded Asset” shall have the meaning set forth in the Separation Agreement.

“Excluded Liability” shall have the meaning set forth in the Separation Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax for any Tax Period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Flash Business” shall have the meaning set forth in the Separation Agreement.

“Group” shall mean either the Spinco Group or the WDC Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Internal Restructuring” shall have the meaning set forth in the Separation Agreement.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, one or more members of the WDC Group together with one or more members of the Spinco Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Non-Flash Business” shall have the meaning set forth in the recitals hereto.

“Parties” shall have the meaning set forth the in preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Post-Distribution Ruling” shall mean a favorable private letter ruling from a Taxing Authority (including the IRS) to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“Pre-Distribution Period” shall mean any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall mean, with respect to a Tax Return, the Party that is required to prepare and file any such Tax Return pursuant to this Agreement.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco (or any successor thereto) and/or one or more holders of stock of Spinco, respectively, any amount of stock of Spinco, that would, when combined with any other direct or indirect changes in ownership of the stock of Spinco pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise fifty percent (50%) or more of (i) the value of all outstanding shares of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Spinco as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization or other transaction resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund” shall mean any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, and shall further be net of all accounting, legal and other professional fees, and court costs incurred in connection with obtaining such refund, as well as any other out-of-pocket costs incurred in connection with obtaining such refund.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Reverse Carve-out Transaction” shall mean any sale, transfer, distribution, conveyance, assumption or other disposition of any Excluded Asset or Excluded Liability from any member of the Spinco Group to or by any member of the WDC Group pursuant to the Separation Plan.

“Reviewing Party” shall mean, with respect to a Tax Return, the Party that is not the Preparing Party.

“Separate Return” shall mean a WDC Separate Return or a Spinco Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Plan” shall have the meaning set forth in the Separation Agreement.

“Separation Time” shall have the meaning set forth in the Separation Agreement.

“Specified Spinco Group Member” shall mean SanDisk Storage Malaysia Sdn. Bhd.

“Spinco” shall have the meaning set forth in the preamble hereto.

“Spinco Common Stock” shall have the meaning set forth in the Separation Agreement.

“Spinco Contribution” shall have the meaning set forth in the Separation Agreement.

“Spinco Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the Spinco Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the capital stock of Spinco or any assets of any member of the Spinco Group or (c) any breach by any member of the Spinco Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “Spinco Disqualifying Action” shall not include any action required by any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Internal Restructuring, Spinco Contribution or Distribution.

“Spinco Dividend” shall have the meaning set forth in the Separation Agreement.

“Spinco Group” shall mean Spinco and each Person that will be a Subsidiary of Spinco as of immediately after the consummation of the Distribution.

“Spinco Separate Return” shall mean any Tax Return of or including any member of the Spinco Group (including any consolidated, combined or unitary return) that does not include any member of the WDC Group.

“Straddle Period” shall mean any taxable year or other Tax Period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future Tax Period.

“Tax Certificates” shall mean any certificates of officers of WDC and/or Spinco, provided to Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm in connection with any Tax Opinion issued in connection with the Internal Restructuring, Spinco Contribution or Distribution.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status of the Transactions” shall mean the qualification of (i) the Spinco Contribution and the Distribution, taken together, (a) as a reorganization described in Sections 368(a)(1)(D) and 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code, (c) as a transaction in which WDC will recognize no income or gain for U.S. federal income tax purposes with respect to the receipt of the Spinco Dividend by reason of Sections 355 and 361 of the Code, except to the extent the amount of the Spinco Dividend exceeds WDC’s adjusted tax basis in Spinco Common Stock and assuming WDC transfers to creditors or distributes to shareholders the cash received in the Spinco Dividend in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code and (d) as a transaction in which WDC, Spinco and the holders of WDC Common Stock recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of WDC and Spinco, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and (ii) the transactions described on Exhibit B for the Tax treatment set forth therein.

“Tax-Free Status Tax Contest” shall have the meaning set forth in Section 6.4.

“Tax Item” shall mean any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matter” shall have the meaning set forth in Section 7.1.

“Tax Opinion” shall mean any written opinion of Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm delivered to WDC, regarding certain tax consequences of certain transactions executed as part of the Internal Restructuring, Spinco Contribution and Distribution.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean (i) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by WDC (or any of its Affiliates) or Spinco (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Internal Restructuring, Spinco Contribution, Distribution, or any transaction associated therewith to qualify for the Tax-Free Status of the Transactions.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Taxes” shall mean all (i) sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Internal Restructuring, Spinco Contribution or Distribution and (ii) any income Taxes imposed with respect to the steps taken pursuant to the Separation Plan, including in each case, any withholding in respect of such Taxes; provided, however, that Transaction Taxes shall not include any Taxes incurred as a result of (x) Spinco’s breach of any obligation under the Separation Agreement, this Agreement, or any Ancillary Agreement, (y) Spinco undertaking any action described in Section 4.2(a) or Section 4.2(b), without regard to whether an Unqualified Tax Opinion or Post-Distribution Ruling may have been provided or whether WDC consented to any such action, or (z) a Spinco Disqualifying Action. For the avoidance of doubt, “Transaction Taxes” shall not include any value added, goods and services or similar Taxes.

“Transactions” shall have the meaning set forth in the Separation Agreement.

“Transfer Pricing Adjustment” shall mean any proposed or actual allocation by a Taxing Authority of any Tax Item between or among any member of the WDC Group and any member of the Spinco Group with respect to any Tax Period ending prior to or including the Distribution Date.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“WDC” shall have the meaning set forth in the preamble hereto.

“WDC Common Stock” shall have the meaning set forth in the Separation Agreement.

“WDC Consolidated Tax Return” shall mean any U.S. federal income Tax Return required to be filed by WDC (or any member of the WDC Group) as the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code and the Treasury Regulations promulgated thereunder) filing a U.S. federal consolidated income Tax Return.

“WDC Group” shall mean WDC and each Person that is a Subsidiary of WDC (other than Spinco and any other member of the Spinco Group).

“WDC Separate Return” shall mean any Tax Return of or including any member of the WDC Group (including any consolidated, combined or unitary return) that does not include any member of the Spinco Group.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 Allocation of Tax Liabilities. Except as otherwise provided in this Article II and Section 5.1 or as set forth on Exhibit A, Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns.

(i) In the case of any Joint Return that relates solely to a Pre-Distribution Period, Spinco and WDC shall each pay and be responsible for fifty percent (50%) of any and all Taxes that are due with respect to or required to be reported on any such Joint Return (including any increase in such Taxes as a result of a Final Determination).

(ii) In the case of any Joint Return that relates to a Straddle Period and with respect to which a member of the WDC Group is the common parent: (A) Spinco shall pay and be responsible for fifty percent (50%) of any and all Taxes that are (I) due with respect to or required to be reported on any such Joint Return and (II) allocable to a Pre-Distribution Period in accordance with Section 2.1(c) (including any increase in such Taxes as a result of a Final Determination), and (B) WDC shall pay and be responsible for all other Taxes that are due with respect to or required to be reported on any such Joint Return (including any increase in such Taxes as a result of a Final Determination).

(iii) In the case of any Joint Return that relates to a Straddle Period and with respect to which a member of the Spinco Group is common parent: (A) WDC shall pay and be responsible for fifty percent (50%) of any and all Taxes that are (I) due with respect to or required to be reported on any such Joint Return and (II) allocable to a Pre-Distribution Period in accordance with Section 2.1(c) (including any increase in such Taxes as a result of a Final Determination), and (B) Spinco shall pay and be responsible for all other Taxes that are due with respect to or required to be reported on any such Joint Return (including any increase in such Taxes as a result of a Final Determination).

(iv) Notwithstanding anything herein to the contrary, in the case of any Joint Return that relates to a Straddle Period with respect to which (A) a member of the WDC Group is the common parent, WDC shall be responsible for one hundred percent (100%) of any Taxes reflected on such Joint Return that are imposed with respect to amounts required to be included in income under Section 951(a) or Section 951A of the Code; and (B) a member of the Spinco Group is the common parent, Spinco shall be responsible for one hundred percent (100%) of any Taxes reflected on such Joint Return that are imposed with respect to amounts required to be included in income under Section 951(a) or Section 951A of the Code.

(b) Allocation of Taxes Relating to Separate Returns. Except as otherwise provided herein:

(i) Spinco shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Spinco Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.

(ii) WDC shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any WDC Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.

(c) In the case of any Joint Return for any Straddle Period:

(i) The amount of any Tax with respect to such Straddle Period that is based on or measured by income, sales, use, receipts, or other similar items shall be allocated between the Pre-Distribution Period and Post-Distribution Period based on the Closing of the Books Method.

(ii) The amount of any Tax with respect to a Straddle Period other than Taxes described in Section 2.2(c)(i) shall be allocated between the Pre-Distribution Period and the Post-Distribution Period by multiplying the total amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on, and including, the Distribution Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and allocating the result to the Pre-Distribution Period and the remainder of such Tax to the Post-Distribution Period.

(d) The amount of Taxes allocable to Spinco or WDC pursuant to Section 2.1(a) with respect to any Joint Return for any Tax Period shall not be less than zero. For the avoidance of doubt, WDC shall not be required to make any payment to Spinco, nor shall Spinco be required to make any payment to WDC, to the extent that Tax Items of a member of the WDC Group or of the Spinco Group, as the case may be, may reduce the aggregate Taxes owed with respect to any Joint Return.

(e) Taxes described on Exhibit A shall be allocable among WDC and Spinco in the manner set forth therein.

2.2 Certain Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1, (i) Spinco shall pay and be responsible for any Transaction Taxes resulting from or attributable to a Reverse Carve-Out Transaction, and (ii) WDC shall pay and be responsible for all other Transaction Taxes.

2.3 Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.4 Tax Refunds.

(a) To the extent that a Party is allocated the liability for a given Tax pursuant to Exhibit A, such Party shall be entitled to any Refunds arising in a Pre-Distribution Period directly or indirectly from the Adjustment giving rise to the liability for such Tax, computed on a “with and without” basis.

(b) Except as set forth in Section 2.4(a), WDC shall be entitled to all Refunds of Taxes the liability for which is allocated to WDC pursuant to this Agreement, and Spinco shall be entitled to all Refunds of Taxes the liability for which is allocated to Spinco pursuant to this Agreement. This Section 2.4(b) shall be applied looking solely to the allocation of the Tax for which a Refund is received, regardless of whether an Adjustment to a separate Tax may have impacted the presence or amount of such Refund.

(c) Spinco shall pay to WDC any Refund received by Spinco or any member of the Spinco Group that is allocable to WDC pursuant to this Section 2.4 no later than fifteen (15) Business Days after the receipt of such Refund. WDC shall pay to Spinco any Refund received by WDC or any member of the WDC Group that is allocable to Spinco pursuant to this Section 2.4 no later than fifteen (15) Business Days after the receipt of such Refund. For purposes of this Section 2.4, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

(d) In the event that Refund received after the date hereof is later disallowed or reduced in whole or in part, resulting in a Tax liability, such Tax shall be allocated amongst the Parties in the same manner as such underlying Refund was allocated.

2.5 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the WDC Group and any member of the Spinco Group shall be terminated with respect to the Spinco Group and the WDC Group as of the Distribution Date. No member of either the Spinco Group or the WDC Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 WDC’s Responsibility. WDC shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns for which a member of the WDC Group is the common parent and all WDC Separate Returns, including any amended Joint Returns or amended WDC Separate Returns. WDC shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.1.

3.2 Spinco’s Responsibility. Spinco shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Spinco Group other than those Tax Returns which WDC is required to prepare and file under Section 3.1, including any amended Tax Returns. Spinco shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.2.

3.3 Right to Review Tax Returns. To the extent that the positions taken on any Tax Return (i) reasonably relate to matters for which the Reviewing Party has an indemnification obligation to the Preparing Party or (ii) would reasonably be expected to materially affect the Tax position of the Reviewing Party, the Preparing Party shall (x) prepare the portions of such Tax Return that relate to such indemnification obligation or Tax position and (y) provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) Business Days prior to the due date for such Tax Return. The Reviewing Party shall thereafter have fifteen (15) Business Days to review such portion of such Tax Return and provide reasonable comments, if any, on such portion of such Tax Return to the Preparing Party, provided, however, that the Reviewing Party shall provide any comments it may have to the Preparing Party no later than two (2) Business Days prior to the due date for such Tax Return (taking into account any applicable extensions). The Parties shall negotiate in good faith to resolve any disputes relating to the review of a Tax Return pursuant to this Section 3.3. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Article IX. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the due date for the filing of any Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed by the Preparing Party and the Parties shall amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. Notwithstanding the foregoing, in the case of a WDC Consolidated Tax Return, the covenants and obligations set forth in this Section 3.3 shall not apply.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII. Notwithstanding anything to the contrary in this Agreement, WDC shall not be required to disclose to Spinco any consolidated, combined, unitary, or other similar Joint Return of which a member of the WDC Group is the common parent or any information related to such a Joint Return other than information relating solely to the Spinco Group; provided that WDC and Spinco shall each provide such additional information to the other Party as is reasonably required for such other Party to determine the Taxes for which it is liable pursuant to Article II.

3.5 Tax Reporting Practices. Except as provided in Section 3.6 or as otherwise agreed among the Parties, with respect to any Separate Return including matters for which the Reviewing Party has an indemnification obligation to the Preparing Party, such Tax Return shall be prepared in a manner consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question, and to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by the Preparing Party.

3.6 Reporting of the Transactions. The Tax treatment of any step in or portion of the Internal Restructuring, Spinco Contribution, and Distribution shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed. If WDC determines, in its sole discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, Spinco agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by WDC. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by WDC in its good faith discretion to compensate WDC for any Tax benefits realized by Spinco as a result of such election.

3.7 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Preparing Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Preparing Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Preparing Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Preparing Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Preparing Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Preparing Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Preparing Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Preparing Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

3.8 Amended Returns and Carrybacks.

(a) Spinco shall not, and shall not permit any member of the Spinco Group to, file or allow to be filed any request for an Adjustment for any Tax Period (or portion thereof) ending on or before the Distribution Date (including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date) without the prior written consent of WDC, such consent to be exercised in WDC’s sole discretion.

(b) Spinco shall, and shall cause each member of the Spinco Group to, make any available elections to waive the right to carry back any Tax Attribute (i) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date and (ii) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date.

(c) Spinco shall not, and shall cause each member of the Spinco Group not to, without the prior written consent of WDC, make any affirmative election to carry back any Tax Attribute (i) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date or (ii) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date, in each case, such consent to be exercised in WDC’s sole discretion.

(d) Receipt of consent by Spinco or a member of the Spinco Group from WDC pursuant to the provisions of this Section 3.8 shall not limit or modify Spinco’s continuing indemnification obligation pursuant to Article V.

3.9 Tax Attributes. WDC shall in good faith advise Spinco in writing of the amount, if any of any Tax Attributes, which WDC determines, in its good faith discretion, shall be allocated or apportioned to the Spinco Group under applicable Law. Spinco and all members of the Spinco Group shall prepare all Tax Returns in accordance with such written notice. Spinco agrees that it shall not dispute WDC’s allocation or apportionment of Tax Attributes. For the avoidance of doubt, WDC shall not be required to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business in order to comply with this Section 3.9.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

4.1 Representations and Warranties.

(a) WDC, on behalf of itself and all other members of the WDC Group, hereby represents and warrants that (i) it has examined the Tax Opinion, the Tax Certificates, the Separation Plan, and any other materials delivered or deliverable in connection with the rendering of the Tax Opinion (collectively, the “Tax Materials”) and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to WDC or any member of the WDC Group or the Non-Flash Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. WDC, on behalf of itself and all other members of the WDC Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to WDC or any member of the WDC Group or the Non-Flash Business.

(b) Spinco, on behalf of itself and all other members of the Spinco Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Spinco or any member of the Spinco Group or the Flash Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Spinco, on behalf of itself and all other members of the Spinco Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Spinco or any member of the Spinco Group or the Flash Business.

(c) Each of WDC, on behalf of itself and all other members of the WDC Group, and Spinco, on behalf of itself and all other members of the Spinco Group represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Internal Restructuring, Spinco Contribution or Distribution to be other than the Tax-Free Status of the Transactions.

(d) Each of WDC, on behalf of itself and all other members of the WDC Group, and Spinco, on behalf of itself and all other members of the Spinco Group represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

4.2 Restrictions Relating to the Distribution .

(a) Spinco, on behalf of itself and all other members of the Spinco Group, hereby covenants and agrees that no member of the Spinco Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action which constitutes a Spinco Disqualifying Action.

(b) During the Restricted Period, Spinco:

(i) shall continue and cause to be continued the Active Trade or Business, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution;

(ii) shall not voluntarily dissolve or liquidate itself (including any action that is a liquidation for U.S. federal income tax purposes);

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Spinco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person or

(5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) which in the aggregate would, when combined with any other direct or indirect changes in ownership of Spinco capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty-percent or greater interest in Spinco or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions;

(iv) shall not and shall not permit any member of the Spinco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 20% of the consolidated gross assets of Spinco or the Spinco Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco or any member of the Spinco Group. The percentages of gross assets or consolidated gross assets of Spinco or the Spinco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Spinco and the members of the Spinco Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of Spinco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Spinco shall constitute a disposition of all of the assets of Spinco or such Subsidiary; and

(v) shall not take, and shall not permit any Affiliate to take, any action in violation of the restrictions set forth on Exhibit B.

(c) Notwithstanding the restrictions imposed by Sections 4.2(a) and 4.2(b), Spinco or a member of the Spinco Group may take any of the actions or transactions described therein if Spinco either (i) obtains an Unqualified Tax Opinion or Post-Distribution Ruling, in each case, in form and substance reasonably satisfactory to WDC or (ii) obtains the prior written consent of WDC waiving the requirement that Spinco obtain an Unqualified Tax Opinion or Post-Distribution Ruling, such waiver to be provided in WDC’s sole and absolute discretion. WDC’s evaluation of an Unqualified Tax Opinion or Post-Distribution Ruling may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Spinco shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Post-Distribution Ruling and shall reimburse WDC for all reasonable out-of-pocket expenses that WDC or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion or Post-Distribution Ruling. Neither the delivery of an Unqualified Tax Opinion or Post-Distribution Ruling nor WDC’s waiver of Spinco’s obligation to deliver an Unqualified Tax Opinion or Post-Distribution Ruling shall limit or modify Spinco’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations.

(a) WDC shall indemnify and hold harmless Spinco from and against, and will reimburse Spinco for, without duplication: (i) all liability for Taxes allocated to WDC pursuant to Article II, together with WDC’ allocable portion of all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes or any other out-of-pocket costs incurred in connection with such Taxes, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the WDC Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the WDC Group that is allocated to Spinco pursuant to Section 2.4(a) and (iv) any Distribution Taxes and Tax-Related Losses, except to the extent attributable to a Spinco Disqualifying Action.

(b) Spinco shall indemnify and hold harmless WDC from and against, and will reimburse WDC for, without duplication: (i) all liability for Taxes allocated to Spinco pursuant to Article II, together with Spinco’s allocable portion of all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes or any other out-of-pocket costs incurred in connection with such Taxes, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Spinco Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Spinco Group that is allocated to WDC pursuant to Section 2.4(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to a Spinco Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied).

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by WDC and Spinco according to relative fault. For purposes of Section 5.1(a)(i) and Section 5.1(b)(i), a Party’s allocable portion of fees or costs shall be equal to the percentage allocation of the underlying Tax to such Party under Article II.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination made with respect to Sections 2.1 or 2.2, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than fifteen (15) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by WDC directly to Spinco and by Spinco directly to WDC; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the WDC Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Preparing Party or Indemnitee pursuant to this Agreement for which such Preparing Party or Indemnitee, as the case may be, has received a payment from the other Party, such Preparing Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability. Any Tax indemnity payment made under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within fifteen (15) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

6.2 Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability pursuant to Article II hereof for the Tax that is the subject of such Tax Contest shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

6.3 Joint Returns. Subject to Section 6.6, in the case of any Tax Contest with respect to any Joint Return, (a) WDC shall have the sole responsibility and right to control the prosecution of such Tax Contest to the extent it relates to a Joint Return for which a member of the WDC Group is the common parent and (b) Spinco shall have the sole responsibility and right to control the prosecution of such Tax Contest to the extent it relates to a Joint Return for which a member of the Spinco Group is the common parent, in each case, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

6.4 Tax Contests Related to the Tax-Free Status of the Transactions. Notwithstanding Section 6.2 or Section 6.3, WDC shall have the sole responsibility and right to control the prosecution of any Tax Contest that relates to the Tax-Free Status of the Transactions (each, a “Tax-Free Status Tax Contest”).

6.5 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.6 Settlement Rights. Notwithstanding anything herein to the contrary, unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iii) the

Controlling Party shall defend such Tax Contest diligently and in good faith; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall not settle such Tax Contest without the Non-Controlling Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the case of a Tax-Free Status Tax Contest, Spinco (at its sole expense) shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax-Free Status Tax Contest pursuant to which the Spinco may reasonably be expected to become liable to make any indemnification payment to WDC under this Agreement. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation. In the event that a member of the WDC Group, on the one hand, or a member of the Spinco Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Parties shall cooperate pursuant to this Section 7 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the WDC Group and the Spinco Group as set forth in Section 5.4, or (b) the Tax-Free Status of the Transactions.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the WDC Group or the Spinco Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the WDC Group proposes to destroy such records or documents, it shall first notify the Spinco Group in writing and the Spinco Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the Spinco Group proposes to destroy such records or documents, it shall first notify the WDC Group in writing and the WDC Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by WDC and Spinco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of WDC and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Effective Date. This Agreement shall be effective as of the date hereof. For the avoidance of doubt, this Agreement shall not apply to payments of Taxes (including estimated Taxes) made, or Tax Returns filed, prior to the date hereof, except as expressly set forth herein.

10.2 Entire Agreement. This Agreement, including any exhibits and amendments hereto, and the other agreements and documents expressly referred to herein, shall together constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, among or between any of the Parties with respect to such subject matter hereof.

10.3 Governing Law. This Agreement and the consummation of the Transactions, and any Action (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement and the consummation of the Transactions, or the negotiation, validity, interpretation, performance, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.4 Specific Performance; Jurisdiction.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. Nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of WDC and Spinco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Each of the Parties irrevocably agrees that, subject (except in the case of any legal action or proceeding seeking specific performance) to prior compliance with Article IX, any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by any other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.4; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that: (x) the suit, action or proceeding in such court is brought in an inconvenient forum; (y) the venue of such suit, action or proceeding is improper; or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts (other than by reason of, except in the case of any action or proceeding for specific performance, needing to first comply with the provisions of Article IX). In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. The Parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.5 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed; or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission when receipt is confirmed:

(a) If to WDC:

c/o Western Digital Corporation

[Address]

Attn:  [•]

Email: [•]

(b) If to Spinco:

c/o Sandisk Corporation

[Address]

Attn:  [•]

Email: [•]

10.7 Amendments and Waivers.

(a) This Agreement may be amended or supplemented in any and all respects and any provision of this Agreement may be waived and any such waiver shall be binding upon a Party, only if such waiver is set forth in a writing executed by such waiving Party bound thereby, and any such amendment or supplement shall be effective only if set forth in a writing executed by each of the Parties; and any such waiver, amendment or supplement shall not be applicable or have any effect except in the specific instance in which it is given. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) Notwithstanding the foregoing, no failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 10.7(a) and shall be effective only to the extent in such writing specifically set forth.

10.8 Termination. This Agreement shall terminate without further action upon termination of the Separation Agreement. If so terminated, no Party shall have any Liability of any kind to the other Parties or any other Person on account of this Agreement, except as provided in the Separation Agreement.

10.9 No Third-Party Beneficiaries. Except as specifically provided in the Separation Agreement or any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and is not intended, and shall not be deemed, to (a) create any agreement of employment with any person, (b) confer on third parties (including any employees of the Parties and their respective Groups) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement, or (c) otherwise create any third-party beneficiary hereto.

10.10 Assignability; Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights, interests or obligations hereunder may be assigned or delegated by any such Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Party shall be void and of no effect. Except as set forth in Section 10.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their permitted successors and assigns) any power, right, privilege or remedy of any nature whatsoever under or by reason of this Agreement.

10.11 Survival. The representations, warranties, covenants, and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(f) As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(h) As used in this Agreement, the terms “or,” “any” or “either” are not exclusive and shall be deemed to be “and/or.”

(i) As used in this Agreement, references to “written” or “in writing” include in electronic form.

(j) As used in this Agreement, references to the “date hereof” are to the date of this Agreement.

(k) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(l) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction, meaning or interpretation of this Agreement. The preamble and the recitals set forth at the beginning of this Agreement are incorporated by reference into and made a part of this Agreement.

(m) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(n) As used in this Agreement, references to “U.S. dollars” and “$” in this report are to the lawful currency of the United States of America.

10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.14 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a contract, and each such Party forever waives any such defense.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Western Digital Corporation

By:
Name:
Title:

Sandisk Corporation

By:
Name:
Title: